Exhibit (d)(2)

EXECUTION VERSION

February 4, 2017

CONFIDENTIAL

Restaurant Brands International Inc.

226 Wyecroft Road

Oakville, Ontario, L6K 3X7, Canada

Attention:	Daniel S. Schwartz
Chief Executive Officer

Ladies and Gentlemen:

In order to allow Restaurant Brands International Inc. (collectively with its subsidiaries, the “Buyer”) to evaluate a possible negotiated transaction (the “Potential Transaction”) between Popeyes Louisiana Kitchen, Inc. (collectively with its subsidiaries, the “Company”, “we”, “us” or “our”, and collectively with the Buyer, the “parties”) or its stockholders and Buyer, either party (in such capacity, the “Disclosing Party”) may furnish the other party (in such capacity, the “Receiving Party”), upon the execution and delivery of this letter agreement and in its sole discretion, with access to information about the properties and operations of such party and its affiliates that such party considers confidential and proprietary in nature. All information about a Disclosing Party and its affiliates furnished by a Disclosing Party or its Representatives (as defined below), whether furnished before, on or after the date of this letter agreement, whether oral or written and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.” Notwithstanding the foregoing, Proprietary Information does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this letter agreement, (b) was known to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives, provided that the source of such information was not, to the Receiving Party’s knowledge, bound by any confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any of its Representatives, (c) becomes available to the Receiving Party on a nonconfidential basis from a person other than the Disclosing Party or its Representatives who is not, to the Receiving Party’s knowledge, bound by any confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any of its Representatives or (d) was or is independently developed by the Receiving Party without violating the Receiving Party’s obligations hereunder and without reference to the Proprietary Information. All Proprietary Information furnished pursuant to this letter agreement shall be and remain the property of the Disclosing Party or its affiliates. As used in this letter agreement, (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, general or limited partnership, limited liability company, joint venture or other entity and any individual, and (ii) the term “Representative” means (A) as to any person, such person’s affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial

John M. Cranor III, Chairman of the Board

Cheryl A. Bachelder, Chief Executive Officer

400 Perimeter Center Terrace, Suite 1000, Atlanta, GA 30346 Phone 404.459.4600

Restaurant Brands International Inc.

February 4, 2017

advisors, counsel and accountants) and controlling persons, in each case that receive Proprietary Information, and (B) subject to the provisions of Paragraph 3 of this letter agreement with respect to the Buyer, debt and equity financing sources.

As a condition to receiving any Proprietary Information pursuant to this letter agreement, the Receiving Party agrees as follows:

1. The Receiving Party shall (a) keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than the Receiving Party’s Representatives who are actively and directly participating in the evaluation of the Potential Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating or consummating the Potential Transaction and (b) not disclose to any person any information about the Potential Transaction or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status (including the terms) thereof or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives (the matters described in this clause (b), the “Status Information”), except that, subject to Paragraph 3, the Receiving Party may disclose such Status Information (i) to its Representatives who are actively and directly participating in the evaluation of the Potential Transaction or who otherwise need to know such Status Information for the purpose of evaluating or consummating the Potential Transaction and (ii) as required by law, regulation or the rules of any stock exchange or trading system.

2. If a Receiving Party or its Representatives is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigation demand or similar process) to disclose any Proprietary Information, any Status Information, or any other information relating to the Company or its affiliates, then such Receiving Party shall provide the Disclosing Party with prompt written notice of the existence, terms and circumstances surrounding such request or requirement (to the extent permitted by law) to enable the Disclosing Party (a) to seek (at the Disclosing Party’s expense) an appropriate protective order or other remedy, (b) to consult with the Receiving Party with respect to the Disclosing Party taking steps to resist or narrow the scope of such request or legal process (at the Disclosing Party’s expense) and/or (c) to waive compliance, in whole or in part, with the terms of this letter agreement. If, in the absence of a protective order or a waiver under this letter agreement, the Receiving Party or any of its Representatives is nonetheless legally compelled to disclose Proprietary Information or Status Information, then such party or such Representatives may disclose such Proprietary Information or Status Information, provided that such party shall use reasonable efforts (at the Disclosing Party’s expense) to obtain an order or other reasonable assurance that confidential treatment will be accorded to such portion of the Proprietary Information, Status Information or other information required to be disclosed as we may designate in our sole discretion.

3. Notwithstanding anything to the contrary set forth in this letter agreement, without obtaining the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), the Buyer may not provide any Proprietary Information or disclose any Status Information to any potential debt or equity financing source other than JPMorgan Chase & Co (provided that JPMorgan Chase & Co has executed and delivered to the Company an agreement in compliance with clause (a) or (b) of this Paragraph 3). If the Company provides such written consent with respect to a potential debt or equity financing source, the Buyer agrees that neither the Buyer nor its Representatives acting on the Buyer’s behalf shall provide any Proprietary Information or disclose any Status Information to such potential debt or equity financing source unless and until such potential debt or equity financing source shall have (a) executed and delivered to the Company a letter agreement (a “Joinder”) substantially in the form of Exhibit A, with such changes as may be requested by the applicable financing source and consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or otherwise acceptable to the Company or (b) entered into a written agreement with the Buyer containing confidentiality and use provisions no less restrictive than the confidentiality and use provisions contained herein; provided, that the Company shall be promptly furnished with copies of any such agreements

Restaurant Brands International Inc.

February 4, 2017

after their execution. The Buyer further agree that, other than with respect to JPMorgan Chase & Co, neither the Buyer nor any of its Representatives will enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding, whether written or oral, with any commercial bank or any affiliate of any commercial bank that could reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such commercial bank or affiliates thereof to serve as a financing source to any other person considering a transaction involving the Company.

4. Each party shall inform its Representatives of this letter agreement, and shall direct such Representatives to observe, the terms of this letter agreement. Any failure by any party’s Representatives to comply with this letter agreement, or any act or omission by any party’s respective Representatives that, if committed by the party, would constitute a breach of this letter agreement, shall be deemed to be a breach of this letter agreement by such party for which such party shall be jointly and severally responsible.

5. The Receiving Party acknowledges that certain of the Proprietary Information to which the Receiving Party or its Representatives may be given access pursuant to this letter agreement is information to which the attorney-client or similar privilege attaches (collectively, the “Privileged Information”). The Receiving Party agrees that access to the Privileged Information is being provided solely for the purposes set forth in this letter agreement and that such access is not intended and should not be interpreted as a waiver of any attorney-client or similar privilege in respect of the Privileged Information or of any right to assert or claim any attorney-client or similar privilege in respect of the Privileged Information. To the extent any attorney-client or similar privilege is deemed waived notwithstanding the foregoing, such waiver shall be a limited waiver in favor of the Receiving Party, solely for the purposes and on the terms set forth in this letter agreement. Upon the Disclosing Party’s request, the Receiving Party shall claim or assert, or cooperate in good faith to claim or assert, any attorney-client or similar privilege in respect of the Privileged Information. The provisions of this Paragraph 5 shall survive the expiration or termination of this letter agreement.

6. If the Disclosing Party determines that it does not wish to proceed with the Potential Transaction, or if the Potential Transaction is not consummated, then the Disclosing Party shall promptly advise the Receiving Party of that decision. In that case, the Receiving Party shall promptly (and in any case within ten (10) business days after the Disclosing Party’s notification) (a) return or cause to be returned to us, or destroy or cause to be destroyed, all written Proprietary Information (and all copies thereof) that Receiving Party or any of its Representatives possess or control and delete or cause to be deleted all electronic Proprietary Information that the Receiving Party or any of its Representatives possess or control, (b) destroy or cause to be destroyed all copies, extracts or other reproductions (including computer tapes, discs and other electronic storage means or oral reproductions) in whole or in part of such written (or electronic) materials, (c) destroy or cause to be destroyed all copies of any analyses, compilations, studies or other documents prepared by the Receiving Party or its Representatives or for the Receiving Party’s use containing or reflecting any Proprietary Information and (d) deliver to the Disclosing Party a written certificate, executed on the Receiving Party’s behalf by an authorized officer supervising the return, deletion and destruction of such materials, certifying, representing and warranting to us that all materials required to be returned, deleted or destroyed pursuant to this letter agreement have been returned, deleted or destroyed in accordance with the terms of this letter agreement, provided that such certificate, to the extent relating to materials prepared by the Receiving Party’s Representatives, may be based on a similar certificate obtained from such Representatives. Where this letter agreement requires or permits materials to be deleted or destroyed, in the case of materials in any electronic format, compliance with such provision means that such materials shall be permanently erased from all computer hard drives, servers and similar media; provided, that such provision shall not require any action to delete or erase such materials from any disaster recovery tapes or other back-up media of any record retention or computer storage system so long as the Receiving Party takes such reasonable actions as are reasonably likely to prevent access on a permanent basis to such materials by any person other than information technology and other administrative employees who are responsible for maintaining those disaster recovery tapes and other back-up media. Further, the Receiving Party

Restaurant Brands International Inc.

February 4, 2017

is not obligated to return or destroy any written Proprietary Information (i) included or reflected in board minutes, resolutions or briefing materials relating to the Possible Transaction or (ii) kept for regulatory compliance purposes, provided that such Proprietary Information shall remain subject to the confidentiality and use restrictions set forth herein in accordance with the terms thereof. The return, deletion and/or destruction of materials shall not relieve the Receiving Party or any of its Representatives of any confidentiality, nonuse or other obligations regarding Proprietary Information, whether arising under this letter agreement, applicable law or otherwise.

7. Without the other party’s prior written consent, neither party shall, and shall direct its Representatives not to, for a period of twelve months from the date of this letter agreement, take any action to solicit, induce or otherwise offer employment to, hire, or engage in discussions regarding employment with, any person who is now employed by such other party or any of its affiliates and (a) whose identity was specifically identified to the party or with whom such party first had substantive contact in connection with the Potential Transaction or (b) who is in an executive or management position of such other party. Notwithstanding the foregoing, nothing in this Paragraph 7 shall prohibit either party from (i) soliciting, inducing, hiring, or otherwise offering employment to any employee of the other party or any of its affiliates who (A) responds to a public advertisement of general solicitation not targeted at such employees or (B) contacts such party at his or her own initiative without any prior direct or indirect encouragement or solicitation (other than as permitted by this Paragraph 7) or (ii) making a public advertisement of general solicitation not targeted at such party’s employees, and subsequently hiring such individuals.

8. The Receiving Party agrees that neither the Disclosing Party nor any of its Representatives, nor any of the Disclosing Party or its Representatives’ officers, directors, employees, agents or controlling persons, shall be deemed to make, or shall be responsible for, any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and the Receiving Party agrees that none of such persons shall have any liability to the Receiving Party or any of its Representatives relating to or arising from the Receiving Party’s or its Representatives’ use of any Proprietary Information, for the content thereof, for any errors therein or for any omissions therefrom. The Receiving Party also agree that neither the Disclosing Party nor any of its Representatives shall have any obligation to update, supplement or amend the Proprietary Information as a result of subsequent events or developments or otherwise. The Receiving Party further agrees that the Receiving Party is not entitled to rely on the accuracy or completeness of any Proprietary Information and that the Receiving Party shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to the Receiving Party in any final acquisition agreement relating to the Potential Transaction, subject to the terms and conditions of such agreement. For purposes of this letter agreement, the term “final acquisition agreement” does not include any executed letter of intent or other preliminary written agreement or any written or oral acceptance of an offer or bid.

9. Each party acknowledges that no contract or agreement providing for the Potential Transaction or any similar transaction shall be deemed to exist between the parties unless and until a final acquisition agreement relating to the Potential Transaction has been executed and delivered by both parties. Each party hereby waives, in advance, any and all claims (including, without limitation, breach of contract claims, but excluding any claims under any other written agreements between the Buyer and us expressly intended to be binding) in connection with any such transaction unless and until Buyer and we have executed and delivered such a final acquisition agreement. Each party further acknowledges that, unless and until such a final acquisition agreement has been executed and delivered, neither party nor its Representatives shall have any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction (except for obligations under any written agreements between the Buyer and us expressly intended to be binding).

10. The Buyer agrees that (a) we and our Representatives may conduct the process that may or may not result in the Potential Transaction in such a manner as we, in our sole discretion, may determine, including,

Restaurant Brands International Inc.

February 4, 2017

without limitation, negotiating and entering into a final acquisition agreement with any third party without notice to the Buyer, (b) we reserve the right to change, in our sole discretion, at any time and without notice to the Buyer, the procedures relating to our and the Buyer’s consideration of the Potential Transaction, including, without limitation, terminating all further discussions with the Buyer and demanding that the Buyer complies with the provisions of Paragraph 6 above, and (c) unless and until a final acquisition agreement concerning the Potential Transaction is executed and delivered by Buyer and us, neither the Company nor any of its Representatives shall have any liability to the Buyer arising out of or relating to the Potential Transaction or any similar transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Potential Transaction or otherwise. Without limitation, the Buyer agrees that we, in our sole discretion, shall have the right at any time to terminate the Buyer’s investigation of the Company and its affiliates and to reject any or all proposals relating to the Potential Transaction for any reason without explanation and without liability. The investigation of the Company and its affiliates by the Buyer and its Representatives is entirely at the Buyer’s own expense and risk.

11. Except as otherwise expressly set forth in written instructions that we may provide to the Buyer, the Buyer shall not, and the Buyer shall cause its Representatives not to, initiate or maintain contact (except in the ordinary course of business consistent with past practice) with any director, officer, employee or agent of the Company or its affiliates other than John M. Cranor, III, Chairman of the Board of Directors of the Company, or his respective designees, regarding the Company, its affiliates and/or the Potential Transaction. Without limitation, the Buyer agrees that, except as otherwise expressly set forth in written instructions that the Company may provide to the Buyer, all communications regarding the Potential Transaction, all requests for due diligence information and contacts and all requests for access to facilities or management meetings shall be submitted and directed to Brett Pickett of UBS Securities, LLC, or Cal Smith of King & Spalding LLP or their respective designees.

12. Each party acknowledges that it is aware, and that it shall advise its respective Representatives who are informed of the matters that are the subject of this letter agreement, that the United States and Canadian securities laws prohibit any person who is aware of material, nonpublic information concerning a company from purchasing or selling securities of that company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

13. The Buyer agrees that the Proprietary Information is being furnished to Buyer in consideration of the Buyer’s agreement that, for a period of nine months after the date of this letter agreement, the Buyer and its Representatives (to the extent such Representatives are acting on behalf of or in concert with the Buyer) shall not (and the Buyer and its Representatives (to the extent such Representative are acting on behalf of or in concert with the Buyer) shall not advise, assist or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Board of Directors of the Company:

(a) acquire, offer to acquire, or agree to acquire or offer to acquire, directly or indirectly, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the Company or any affiliate thereof or any of the assets or businesses of the Company or any affiliate thereof or any securities issued by the Company or any affiliate thereof or any rights or options to acquire such ownership (including from a third party);

(b) solicit, make, encourage or in any way participate in the solicitation of, directly or indirectly, any proxies or consents, including, without limitation, proxies or consents as to voting matters, with respect to any securities of the Company, or otherwise seek to advise or influence any person with respect to the voting of any securities of the Company;

Restaurant Brands International Inc.

February 4, 2017

(c) offer, seek or propose any merger, consolidation, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or its affiliates or any securities, assets or businesses of the Company or its affiliates;

(d) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its affiliates or any securities, assets or businesses of the Company or its affiliates;

(e) arrange, or in any way participate in any financing for the purchase of any securities of the Company;

(f) seek or propose to control or influence in any manner the Company’s management, Board of Directors or policies;

(g) disclose any intention, plan or arrangement inconsistent with the foregoing;

(h) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in any “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; or

(i) take any action that would be reasonably likely to require the Company to make a public announcement regarding any of the foregoing, seek or request permission to do any of the foregoing, or make or seek permission to make any public announcement with respect to any of the foregoing.

Nothing in this letter agreement shall restrict the Buyer or any of its Representatives from making any proposal regarding a Possible Transaction directly to the Company’s Board of Directors on a confidential basis if such proposal does not require the Company to make a public announcement concerning this letter agreement, a Possible Transaction or any of the matters described in this Paragraph 13. In addition, the Buyer and its Representatives acting on its behalf shall be permitted to make a proposal to acquire the Company and the restrictions imposed upon the Buyer and its Representatives in this Paragraph 13 shall immediately terminate and be of no further effect if (1) the Company enters into a binding definitive agreement with a third party to effect a Control Transaction (as defined below), or (2) a third party unaffiliated with the Buyer or with any “group” of which the Buyer is a member publicly commences or announces a proposal to effect a Control Transaction in respect of the Company (including, without limitation, through a tender or exchange offer) and the Board of Directors of the Company publicly endorses such proposal or does not recommend against such proposal within ten (10) business days after commencement thereof (or within such longer period as shall be permitted by U.S. federal securities laws) or (3) any person or group (A) acquires beneficial ownership of more than fifteen percent (15%) of the outstanding common stock of the Company and (B) files a Schedule 13D (or any amendment to a previously filed Schedule 13D) pursuant to the Securities Exchange Act of 1934, as amended, with the U.S. Securities and Exchange Commission in connection with such acquisition of common stock of the Company. For purposes of this letter agreement, a “Control Transaction” shall mean a transaction in which a person or “group” of persons acquires, directly or indirectly, including by merger, consolidation, asset sale, acquisition, liquidation, dissolution, restructuring, reorganization, recapitalization or other business combination transaction, control of at least a majority of the equity or assets of the Company. The provisions of this Paragraph 13 shall apply notwithstanding anything to the contrary contained in this letter agreement.

14. Without prejudice to the rights and remedies otherwise available to the Buyer or the Company, the Buyer and the Company agree that money damages would not be a sufficient remedy for any breach or threatened breach of this letter agreement by either party or any of its respective Representatives and that the Buyer and the Company shall be entitled to specific performance and to injunctive or other equitable relief as remedies if the Buyer or any of its Representatives or the Company or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement. The Buyer and the Company hereby waive any requirement for the securing or posting of any bond in connection with any such remedy.

Restaurant Brands International Inc.

February 4, 2017

15. The Buyer and the Company acknowledge that no failure or delay by the Buyer or the Company in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this letter agreement.

16. The interpretation and construction of this letter agreement shall be governed by the laws of the State of Delaware, except to the extent the laws of the State of Minnesota are applicable (including the exercise of the fiduciary duties of the Board of Directors of the Company), in which case Minnesota law shall govern.

17. Any assignment of this letter agreement by either party without the other party’s prior written consent shall be void and without legal effect. This letter agreement supersedes all prior agreements, and constitutes a complete and exclusive statement of the terms of the agreement, between the parties with respect to its subject matter. There have been and are no agreements, representations or warranties between the parties with respect to the subject matter of this letter agreement other than those set forth or provided for in this letter agreement. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless in a writing executed by both parties. This letter agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. The Buyer will cause its controlling shareholder to comply with all of the terms under this letter agreement as if it were the Buyer, including, without limitation, Paragraphs 7, 13 and 14 hereof.

19. This letter agreement shall take effect as of the date hereof and, except as otherwise expressly set forth in this letter agreement, shall remain in effect for a period of two years, provided that the Receiving Party and its respective Representatives’ obligations under this letter agreement with respect to any Proprietary Information that constitutes a trade secret shall continue until such Proprietary Information no longer constitutes a trade secret under applicable law.

[Signature page follows]

Restaurant Brands International Inc.

February 4, 2017

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

POPEYES LOUISIANA KITCHEN, INC.

By:

Name:	Cheryl Bachelder
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

RESTAURANT BRANDS INTERNATIONAL INC.

By:

Name:
Title:

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

POPEYES LOUISIANA KITCHEN, INC.

By:

Name:

Title:

ACCEPTED AND AGREED:

RESTAURANT BRANDS INTERNATIONAL INC.

By:

Name:	Daniel Schwartz

Title:	Chief Executive Officer

Signature Page to Letter Agreement